Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Retail Properties of America, Inc., and the related prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the market study prepared by Rosen Consulting Group for Retail Properties of America, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Industry Overview” and “Experts” in the Registration Statement.

Dated: March 9, 2012

ROSEN CONSULTING GROUP

By:	/s/ Andrea Cross
Name: Andrea Cross
Title: Senior Vice President